EXHIBIT 99.1
NEWS

FOR IMMEDIATE RELEASE September 7, 2005	CONTACT: Thomas J. Considine, Jr. (201) 476-5404
BUTLER ANNOUNCES RESUMPTION OF TRADING UNDER SYMBOL BUTL
AND FULL COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS
Montvale, NJ, September 7, 2005 Butler International, Inc. (NASDAQ SC: BUTLE) today announced that, effective with the open of business on Thursday, September 8, 2005, Butler’s trading symbol will be changed from BUTLE to BUTL. Butler further announced that it has made all requisite filings and is in full compliance with all NASDAQ Marketplace Rules. Accordingly, the NASDAQ Listing Qualifications Panel determined to continue listing of Butler’s securities on the NASDAQ SmallCap Market.
About Butler International
Butler International is a leading provider of TechOutsourcing services, helping customers worldwide increase performance and savings. Butler’s global services model provides clients with onsite, offsite, or offshore services delivery options customized appropriately to their unique objectives. During its 59-year history of providing services, Butler has served many prestigious companies in industries including aircraft, aerospace, defense, telecommunications, financial services, heavy equipment, manufacturing, and more. If you would like to find out more about Butler’s value-added services, visit us on the web at http://www.butler.com.
Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties as set forth in the Company’s filings with the Securities and Exchange Commission. Such risks and uncertainties may not be controllable by the Company. To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.
Mindpower for a Changing WorldSM
World Headquarters, 110 Summit Avenue, Montvale, NJ 07645 (201) 573-8000
http://www.butler.com